June 16, 1999

Amiga Telephone Corporation
2770-555 West Hastings Street
Vancouver, British Columbia
Canada V6B 4N5

      This letter will constitute an opinion upon the legality of the sale by Amiga Telephony Corporation (the "Company") and by a selling shareholder of shares of the Company's common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement. In our opinion:

      1. The Company is authorized to issue the 1,150,000 shares of common stock to be sold by means of the Registration Statement and such shares, when issued, will represent fully paid and non-assessable shares of the Company's Common Stock.

      2. The Company is authorized to issue the 1,150,000 warrants to be sold by means of the Registration Statement and the shares of common stock, when issued upon the exercise of the warrants, will represent fully paid and non-assessable shares of the Company's common stock.

      3. The Company is authorized to issue the 200,000 warrants to be issued to the underwriters participating in this offering and the shares of common stock, when issued upon the exercise of the warrants, will represent fully paid and non-assessable shares of the Company's common stock.

      4. The 150,000 shares of common stock to be sold by the selling shareholder have been validly issued and represent fully paid and non-assessable shares of the Company's common stock.

                                          Very truly yours,

                                          HART & TRINEN


                                     By __________________________________
                                          William T. Hart

WTH:ag

Amiga Opinion of Counsel